Exhibit 10.22

Compensatory Arrangements with Non-Management Directors

Annual Cash Retainer	$65,000

Additional Annual Cash Retainer for Non-Executive Chairman of the Board	$150,000

Additional Annual Cash Retainer for Audit Committee Chair	$10,000

Additional Annual Cash Retainer for Other Committee Chairs	$7,500

Board and Committee Meeting Attendance Fees	No meeting attendance fees for up to five board and committee meetings attended. For meetings attended over that number, attendance fees of $750 per Board meeting (applicable to TECO Energy, Inc. and Tampa Electric Company Board meetings) and $1,500 for Committee meetings.

Restricted Stock	Annual grant of shares having a value of $80,000, which vest in one installment on the first anniversary of the date of grant

Director Matching Contributions Program	Contributions by non-management directors to eligible non-profit organizations are matched dollar-for-dollar by the Corporation, in an amount not to exceed $10,000 per calendar year for each such director.

TECO Energy, Inc. also pays for or reimburses directors for their meeting-related expenses.